Exhibit 99.1

[GRAPHIC]

Annual and Special

Meeting

of

Shareholders

To Be Held On

December 11, 2003

OPEN TEXT CORPORATION

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

Thursday, December 11, 2003

The annual and special meeting (the “Meeting”) of the holders of common shares (the “Common Shares”) of Open Text Corporation (“Open Text” or the “Company”) will be held at The Toronto Stock Exchange Conference Centre, 130 King Street West, The Exchange Tower, Toronto, Ontario, Canada, M5X 1J2, on Thursday, December 11, 2003 at 10:00 a.m. (Toronto time) for the following purposes:

1.	to receive the financial statements of the Company for the year ended June 30, 2003, together with the report of the auditors thereon;

2.	to elect directors;

3.	to re-appoint auditors and authorize the directors to fix their remuneration;

4.	to consider an ordinary resolution approving the issuance of a maximum of up to 15,060,000 Common Shares in connection with the acquisition of IXOS Software AG (“IXOS”) by a wholly-owned subsidiary of the Company assuming that all shareholders of IXOS elect to receive Common Shares and Common Share purchase warrants of the Company rather than cash;

5.	to consider the shareholder proposal set out in Appendix “A” of the management information circular; and

6.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

A holder of Common Shares of record at the close of business on Tuesday, November 11, 2003 will be entitled to vote at the Meeting unless the shareholder has transferred any Common Shares after that date and the transferee properly establishes ownership of such Common Shares and demands, prior to the commencement of the Meeting, that the transferee’s name be included in the list of shareholders eligible to vote at the Meeting.

All shareholders are cordially invited to attend the Meeting. Shareholders who are unable to attend the Meeting in person are urged to complete, date and sign the enclosed form of proxy and return it to the Company’s transfer agent in the enclosed envelope or by facsimile to 416-263-9524. To be effective, the completed form of proxy must be received by the Company’s transfer agent, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 before 5:00 p.m. (Toronto time) on December 9, 2003. The return of the form of proxy will not affect your right to vote in person if you attend the meeting.

The Company’s annual report and the financial statements of the Company for the year ended June 30, 2003, together with the report of the auditors thereon, the management information circular, the form of proxy and the supplemental mailing card accompany this notice. The management information circular is deemed to form part of this notice.

November 11, 2003

By order of the Board of Directors

Sheldon Polansky

Secretary

OPEN TEXT CORPORATION

MANAGEMENT INFORMATION CIRCULAR

FOR THE

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

Thursday, December 11, 2003

SOLICITATION OF PROXIES

This management information circular (the “Circular”) and accompanying form of proxy are furnished in connection with the solicitation, by management of Open Text Corporation (“Open Text” or the “Company”), of proxies for use in voting at the annual and special meeting (the “Meeting”) of holders of common shares of the Company (the “Common Shares”) to be held on Thursday, December 11, 2003, and at any postponement or adjournment thereof. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone by regular employees of the Company without special compensation, or by the Company’s transfer agent, Computershare Trust Company of Canada, at nominal cost. The cost of solicitation will be borne by the Company.

APPOINTMENT AND REVOCATION OF PROXIES

The persons specified in the enclosed form of proxy are officers of the Company. A shareholder desiring to appoint some other person to attend and act on his behalf at the Meeting may do so by inserting the name of such person in the blank space provided in the form of proxy or by completing another form of proxy. A person appointed as a proxy need not be a shareholder of the Company.

A person or company whose name appears on the books and records of the Company as a holder of Common Shares is a registered shareholder. A non-registered shareholder is a beneficial owner of Common Shares whose shares are registered in the name of an intermediary (such as a bank, trust company, securities dealer or broker, or a clearing agency in which an intermediary participates).

Registered Shareholders

A registered shareholder can vote Common Shares owned by it at the Meeting in one of two ways – either in person at the Meeting or by proxy. A registered shareholder who wishes to vote in person at the Meeting should not complete or return the form of proxy included with this Circular. Those registered shareholders choosing to attend the Meeting will have their votes taken and counted at the Meeting. A registered shareholder who does not wish to attend the Meeting or does not wish to vote in person should properly complete and deliver the enclosed form of proxy, and the Common Shares represented by the shareholder’s proxy will be voted or withheld from voting in accordance with the instructions indicated on the form of proxy, or any ballot that may be called at the Meeting or any adjournment thereof.

A registered shareholder may submit his or her proxy by mail or by facsimile in accordance with the instructions below.

Voting by Mail. A registered shareholder may vote by mail by completing, dating and signing the enclosed form of proxy and returning it using the envelope provided or otherwise to the attention of the

Proxy Department of Computershare Trust Company of Canada, the Company’s transfer agent, at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.

Voting by Facsimile. A registered shareholder may vote by facsimile by completing, dating and signing the enclosed form of proxy and returning it by facsimile to Computershare Trust Company of Canada at (416) 263-9524.

To be effective, a proxy must be received by Computershare Trust Company of Canada no later than 5:00 p.m. (Toronto time) on December 9, 2003 or, if the Meeting is adjourned, 48 hours (Saturdays, Sundays and holidays excepted) prior to the time of holding of the Meeting or any adjournment thereof.

Non-Registered Shareholders

The Company has distributed copies of this Circular and accompanying Notice of Meeting to intermediaries for distribution to non-registered shareholders. Unless the non-registered shareholder has waived his or her rights to receive these materials, an intermediary is required to deliver them to the non-registered shareholder and to seek instructions on how to vote the Common Shares beneficially owned by the non-registered shareholder. In many cases, intermediaries will have used a service company to forward these Meeting materials to non-registered shareholders.

Non-registered shareholders who receive these Meeting materials will typically be given the ability to provide voting instructions in one of two ways.

Usually a non-registered shareholder will be given a voting instruction form which must be completed and signed by the non-registered shareholder in accordance with the instructions provided by the intermediary. In this case, a non-registered shareholder cannot use the mechanisms described above for registered shareholders and must follow the instructions provided by the intermediary (which in some cases may allow the completion of the voting instruction form by telephone or the Internet).

Occasionally, however, a non-registered shareholder may be given a proxy that has already been signed by the intermediary. This form of proxy is restricted to the number of Common Shares beneficially owned by the non-registered shareholder but is otherwise not completed. This form of proxy does not need to be signed by the non-registered shareholder. In this case, the non-registered shareholder can complete the proxy and vote by mail or facsimile only, as described above.

These procedures are designed to enable non-registered shareholders to direct the voting of their Common Shares. Any non-registered shareholder receiving either a form of proxy or a voting instruction form who wishes to attend and vote at the Meeting in person (or have another person attend and vote on their behalf), should strike out the names of the persons identified in the form of proxy as the proxyholder and insert the non-registered shareholder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, following the corresponding instructions provided by the intermediary. In either case, the non-registered shareholder should carefully follow the instructions provided by the intermediary.

Revocation of Proxies

A shareholder who has given a proxy may revoke it by depositing an instrument in writing signed by the shareholder or by the shareholder’s attorney, who is authorized in writing, or by transmitting, by telephonic or electronic means, a revocation signed by electronic signature by the shareholder or by the shareholder’s attorney, who is authorized in writing, to the attention of the Secretary of the Company at

185 Columbia Street, Waterloo, Ontario N2L 5Z5, facsimile no. 519-888-0254, at any time up to 5:00 p.m. (Toronto time) on the last business date preceding the day of the Meeting, or in the case of any adjournment of the Meeting, 5:00 p.m. (Toronto time) on the last business day preceding the date of the adjournment, or with the Chair of the Meeting on the day of, and prior to the start of, the Meeting or any adjournment thereof. A shareholder may also revoke a proxy in any other manner permitted by law.

VOTING OF PROXIES

On any ballot that may be called for, Common Shares represented by properly executed proxies in favour of the persons specified in the enclosed form of proxy will be voted for or withheld from voting in accordance with the instructions given thereon. If a specification is not made with respect to any matter, Common Shares will be voted on such matter as stated therein.

The enclosed form of proxy confers discretionary authority upon the persons specified therein with respect to amendments or variations to matters identified in the accompanying notice of meeting, and with respect to other matters which may properly come before the Meeting. As of the date of this Circular, management of the Company is not aware of any such amendment, variation or other matter to come before the Meeting. However, if any amendments or variations to matters identified in the accompanying Notice of Meeting, or any other matters that are not now known to management, should properly come before the Meeting or any adjournment thereof, the Common Shares represented by properly executed proxies given in favour of the persons designated by management in the enclosed form of proxy will be voted by on such matters pursuant to such discretionary authority.

INTERPRETATION

On October 8, 2003, Open Text declared a stock dividend, payable on the basis of one Common Share for each Common Share held as of 5:00 p.m. (Toronto time) on October 22, 2003. This dividend doubled the number of Common Shares outstanding, and effectively achieved a two-for-one split of the outstanding Common Shares (the “Stock Split”). All references to Common Shares or Common Share data in this Circular have been adjusted to give effect to the Stock Split.

Unless otherwise specified herein, all references to dollar amounts shall be to US dollars. The prefix “C” before a specified dollar amount designates Canadian dollars.

VOTING SHARES

The board of directors of the Company (the “Board” or “Board of Directors”) has fixed Tuesday, November 11, 2003 (the “Record Date”) as the record date for the Meeting. As at October 31, 2003, the Company had 40,321,917 Common Shares outstanding. Any holder of Common Shares of record at the close of business on the Record Date is entitled to vote the Common Shares registered in his or her name at that date except to the extent that such shareholder has subsequently transferred any such shares and the transferee of those shares establishes the transferee’s ownership of such shares and demands, prior to commencement of the Meeting, that the transferee’s name be included in the list of shareholders prepared for the Meeting. In such case, the transferee is entitled to vote such shares on each matter to be acted upon at the Meeting.

Under normal conditions, confidentiality of voting is maintained by virtue of the fact that proxies and votes are tabulated by the Company’s transfer agent. However, such confidentiality may be lost as to any proxy or ballot if a question arises as to its validity or revocation or any other like matter. Loss of confidentiality may also occur if the Board decides that disclosure is in the interest of the Company or its shareholders.

At least two persons present at the Meeting and holding or representing by proxy not less than 33 1/3 percent of the issued and outstanding Common Shares entitled to voting rights at the Meeting will constitute a quorum. Each Common Share is entitled to one vote, without cumulation, on each matter to be voted upon at the Meeting. A simple majority of votes cast at the Meeting whether by proxy or otherwise, will constitute approval of any matter submitted to a vote.

PRINCIPAL HOLDERS OF SHARES

To the knowledge of the directors and officers of the Company, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, securities carrying more than 10% of the voting rights attached to any class of outstanding voting securities of the Company.

MATTERS TO BE ACTED UPON AT THE MEETING

1.	Election of Directors

The number of directors to be elected at the Meeting is nine. Each director will hold office, subject to the provisions of the Company’s by-laws, until the next annual meeting of shareholders or until a successor for each director so elected has been duly elected and qualified. The Board of Directors recommends a vote “for” the election of each of its nominees to serve on the Company’s Board of Directors until the next annual meeting of shareholders. Unless contrary instructions are given, the Common Shares represented by the enclosed proxy will be voted FOR the election of the nominees set forth below.

The nominees set forth below have consented to being named in this Circular and to serve if elected. Management does not contemplate that any of the nominees will be unable or unwilling to serve as a director, but if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.

The following table sets forth information with respect to each person proposed to be nominated for election as a director, including the number of Common Shares owned beneficially, or over which control or direction was exercised, by such person at the date of this Circular. The information as to shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of the Company, has been furnished by the respective nominees individually.

Name	Principal Occupation	Director Since	Number of Common Shares Owned (4)
P. Thomas Jenkins	Chairman and Chief Executive Officer of the Company	December 1994	1,021,100

John Shackleton	President of the Company	January 1999	4,514

Randy Fowlie(1)(2)(3)	Chief Operating Officer and Chief Financial Officer of Inscriber Technology Corporation, a private software company and Lead Director of the Company	March 1998	Nil

Peter J. Hoult(2)	Strategic Business Consultant with Peter Hoult Management Consultants, a private consulting firm	December 2002	1,000

Brian Jackman(1)	Retired, Director of various public companies as noted below	December 2002	Nil

David Johnston(1)(3)	President, Vice-Chancellor and Professor, University of Waterloo	December 2002	400

Ken Olisa(2)	Chairman and Chief Executive Officer of Interregnum Plc., a public IT investment and advisory corporation	January 1998	Nil

Stephen J. Sadler	Chairman and Chief Executive Officer of Enghouse Systems Limited, a publicly traded Canadian software and services company	September 1997	131,800

Michael Slaunwhite(2)(3)	Chairman and Chief Executive Officer of Halogen Software Inc., a private software company	March 1998	6,000

Notes:

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Corporate Governance Committee.

(4)	The Company requires the Chief Executive Officer and all other directors to own Common Shares in accordance with an equity ownership policy that is in the course of being finalized.

The following sets out the principal occupation, business or employment of each director and other biographical information.

P. Thomas Jenkins has served as a director of the Company since December 1994 and as Chief Executive Officer of the Company since July 1997. From December 1994 to July 1997, Mr. Jenkins held progressive executive positions within the Company. From August 1993 until June 1994, he served as the Senior Vice President, Sales and Marketing, of DALSA, Inc., an electronic imaging manufacturer and from December 1989 until August 1993, Mr. Jenkins served as the Vice President/General Manager thereof. Mr. Jenkins also serves as a director of Slater Steel Inc. Mr. Jenkins received an M.B.A. in technology management from York University, a M.A. Sc. in electrical engineering from the University of Toronto and a B. Eng. Mgt. in technology and commerce from McMaster University.

Randy Fowlie has served as a director of the Company since March 1998. From June 1999 to the present, Mr. Fowlie has held the position of Chief Operating Officer and Chief Financial Officer of Inscriber Technology Corporation, a computer software company, and from February 1998 to June 1999, Mr. Fowlie was the Chief Financial Officer thereof. Prior thereto, Mr. Fowlie worked with KPMG Chartered Accountants since 1984 and was a partner from 1995. Mr. Fowlie is currently a member of the board of Inscriber Technology Corporation and CTT Communitech Technology Association. Mr. Fowlie received a B.B.A. (Honours) from Wilfrid Laurier University and he is a Chartered Accountant.

Peter Hoult has served as a director of the Company since December 2002. Mr. Hoult is a strategic business consultant with Peter Hoult Management Consultants, a firm he founded in 1993. Mr. Hoult acts as a director of Halogen Software Inc. and as a director and acting chairman of the board of In-Touch Survey Systems Ltd. From 1996 to 2000, Mr. Hoult was a Visiting Professor of Strategic Marketing at Babcock (Wake Forest University) and Fuqua (Duke University) Post-Graduate Business Schools. From 1972 to 1990, Mr. Hoult held various senior executive management positions with RJ Reynolds Industries. Mr. Hoult received a B.A. (Honours) in psychology from the University of Reading and he pursued graduate research at the London School of Economics.

Brian Jackman has served as a director of the Company since December 2002. Mr. Jackman also serves as a director of Stratos Lightwave, Inc. and PCTEL, Inc. From 1982 until his retirement in September 2001, Mr. Jackman held various positions with Tellabs, Inc., a U.S. based manufacturer of telecommunications equipment, most recently as Executive Vice-President, President, Global Systems and Technologies and as a member of the board of directors of the company. Mr. Jackman received an M.B.A. from Penn State University.

David Johnston has served as a director of the Company since December 2002. Mr. Johnston has been the President and Vice-Chancellor and Professor, University of Waterloo since 1999. Prior thereto, Mr. Johnston was a Professor at the Faculty of Law at McGill University from 1994 to 1999 and Principal and Vice-Chancellor and Professor of Law at McGill University from 1979 to 1994. Mr. Johnston’s academic specializations include securities regulation and corporate law. Mr. Johnston is a former commissioner of the Ontario Securities Commission. Mr. Johnston acts as a director to Alcatel Canada Inc. and CGI Group Inc.

Ken Olisa has served as a director of the Company since January 1998. He is the Chairman & CEO of Interregnum Plc., a U.K. information technology advisory and investment company, which he founded in 1992. From 1981 to 1992, Mr. Olisa held various positions with Wang Laboratories Inc., lastly, that of Senior Vice President and General Manager, Europe, Africa and Middle East. After winning an IBM scholarship to Fitzwilliam College, Cambridge where he read Natural, Social, Political and Management Sciences, Mr. Olisa worked for IBM from 1974 to 1981. His current appointments include Chairman of UK-based Metapraxis Ltd and as a director of several other private IT companies. Mr. Olisa is a UK Postal Services Commissioner; a Liveryman of the Worshipful Company of Information Technologists; a Freeman of the City of London; Chairman of Thames Reach Bondway, a charity working to shelter and resettle the homeless in London; and a Governor of the Peabody Trust.

Stephen J. Sadler has served as a director of the Company since September 1997. From April 2000 to present, Mr. Sadler has served as the Chairman and CEO of Enghouse Systems Limited, a software engineering company that develops Geographic Information Systems as well as Interactive Voice Response Systems. Mr. Sadler was previously the Executive Vice President and Chief Financial Officer of GEAC from 1987 to 1990, was President and Chief Executive Officer thereof from 1990 to 1996, was Vice Chairman thereof from 1996 to 1998, and was Senior Advisor to GEAC on acquisitions until May 1999. Prior to Mr. Sadler’s involvement with GEAC, he held executive positions with Phillips Electronics Limited and Loblaws Companies Limited. Currently Mr. Sadler is a Chairman of Helix

Investments (Canada) Inc., a position he has held since early 1998. Mr. Sadler is also currently a director of Enghouse Systems Limited, Cyberplex Inc. and Belzberg Technologies Ltd., as well as being a director of several private companies in the high tech industry. Mr. Sadler holds a B.A. Sc. (Honours) in industrial engineering and an M.B.A and he is a Chartered Accountant.

John Shackleton has served as a director of the Company since January 1999 and as the President of the Company since November 1998. From July 1996 to 1998, Mr. Shackleton served as President of the Platinum Solution division for Platinum Technology Inc. Prior to that he served as Vice President of Professional Services for the Central U.S. and South America at Sybase, Inc., as Vice President of Worldwide Consulting at ViewStar Corp., a document management imaging company, and he directed several consulting practices for Oracle Systems Corp. Mr. Shackleton is also currently a director of OmniViz, Inc.

Michael Slaunwhite has served as a director of the Company since March 1998. Mr. Slaunwhite has served as CEO and Chairman of Halogen Software Inc., a leading vendor of products and services to the groupware marketplace, from 2000 to present, and as President and Chairman thereof from 1995 to 2000. From 1994 to 1995, Mr. Slaunwhite was an independent consultant to a number of companies assisting them with strategic and financing plans. Mr. Slaunwhite was Chief Financial Officer of Corel Corporation from 1988 to 1993. Mr. Slaunwhite is a director of several private companies in the high tech industry. Mr. Slaunwhite holds a B.A. Commerce (Honours) from Carleton University.

2.	Appointment of Independent Auditors for the Fiscal Year Ending June 30, 2004 and Authorization of Directors to fix their Remuneration

At the Meeting shareholders will be requested to re-appoint KPMG LLP, Chartered Accountants, as the Company’s independent auditors for the fiscal year ending June 30, 2004. KPMG LLP was first appointed as auditor of the Company on April 5, 2001. KPMG LLP has not provided any services to the Company relating to the design and implementation of its financial information systems. For the fiscal year ended June 30, 2003, the Company paid KPMG and its affiliates fees in the aggregate amount of $694,484, consisting of $242,324 for audit related services, $394,009 for tax and other services and $58,351 for recoverable tax (GST/VAT) services.

The Board of Directors recommends a vote “for” the re-appointment of KPMG LLP as Independent Auditors for the Company for the fiscal year ending June 30, 2004 and “for” authorizing the Board of Directors to fix the auditors’ remuneration. Unless contrary instructions are given, the Common Shares represented by the enclosed proxy will be voted FOR the re-appointment of KPMG LLP as Independent Auditors and FOR authorizing the Board to fix the auditors’ remuneration.

3.	Issuance of Common Shares in Connection with the Acquisition of IXOS

On October 20, 2003, the Company and its wholly-owned subsidiary, 2016091 Ontario Inc. (the “Offeror”), entered into a Business Combination Agreement (the “BCA”) with IXOS Software AG (“IXOS”) pursuant to which the Offeror agreed to undertake a tender offer (the “Offer”) to purchase all of the issued and outstanding shares of IXOS (“IXOS Shares”). On October 20, 2003, the Company also entered into a support agreement with a significant group of shareholders of IXOS holding approximately 26.7% of the IXOS Shares.

Under the Offer, IXOS Shareholders will be entitled to elect to receive either cash consideration or Common Shares and Common Share purchase warrants on terms discussed below. Holders of Common Shares are being asked at the Meeting to consider and approve the proposed issuance pursuant to the Offer of up to 15,060,000 Common Shares, including the Common Shares underlying such Common Share purchase warrants, in connection with the acquisition of IXOS, assuming that all shareholders of IXOS elect to receive Common Shares and Common Share purchase warrants of the Company rather than cash. It is currently contemplated that the acquisition of IXOS will be completed by February 2004.

Why Shareholder Approval is Required

There are 40,321,917 Common Shares issued and outstanding. A maximum of up to 15,060,000 Common Shares, including the Common Shares underlying the Common Share purchase warrants described below, will be issued in connection with the acquisition of IXOS, assuming that all shareholders of IXOS elect to receive Common Shares and Common Share purchase warrants of the Company rather than cash. If all of the IXOS shareholders elect to receive Common Shares and Common Share purchase warrants, the number of Common Shares and Common Shares underlying such warrants issuable to IXOS shareholders will represent approximately 21.2% and 6.0% respectively of the number of Common Shares outstanding after giving effect to the completion of the IXOS transaction and the exercise of all of the Common Share purchase warrants. If all of the Common Share purchase warrants are exercised, the Company will receive proceeds of approximately $69,170,000.

The Common Shares are listed on the Toronto Stock Exchange (the “TSX”) and the Nasdaq National Market (“Nasdaq”). Under Nasdaq rules, as the maximum number of Common Shares that may be issued under the Offer exceeds 20% of the issued and outstanding Common Shares, that issuance must be approved by a majority of the votes cast at the Meeting by holders of Common Shares present in person or by proxy. Accordingly, holders of Common Shares are being asked to vote to approve the issuance of Common Shares in connection with the acquisition of IXOS.

Details of the Transaction

Set out below are summaries of the material terms of the BCA and the Support Letter, copies of which are available from the Secretary of the Company upon request of any holder of the Common Shares or through viewing a material change report of the Company dated October 30, 2003 filed on www.sedar.com or a Schedule 13D of the Company dated October 20, 2003 filed on www.sec.gov. The following summaries are qualified in their entirety by reference to the BCA and the Support Letter.

Pursuant to the BCA, the Offeror has agreed, subject to the terms of the BCA, to commence a tender offer to purchase all of the issued and outstanding shares of common stock of IXOS (collectively, the “IXOS Shares”) for consideration, at the election of the holder of IXOS Shares, of either (i) 9 Euro or (ii) 0.5220 of Open Text common share and 0.1484 of a warrant, each whole warrant exercisable to purchase one Open Text common share for up to one year after closing the transaction at a strike price of US $20.75 per share (a “Warrant”), for each IXOS Share tendered under the tender offer (the “Offer”). It is anticipated that the Open Text common shares issuable under the Offer and underlying the Warrants will be listed on Nasdaq and the Toronto Stock Exchange following completion of the Offer.

The BCA provides that the Offer is to be subject to certain conditions which are summarized as follows: (a) acquisition by the Offeror of at least 67% of the IXOS Shares outstanding at the end of the day on which the Offer period expires; (b) approvals of relevant antitrust authorities have been obtained; (c) absence of any injunction or order from any applicable jurisdiction or regulatory agency that would prohibit launch of the Offer or its completion; (d) approval of Open Text’s shareholders of the issuance of common shares under the Offer (including the common shares underlying the Warrants) is obtained no later than the end of the fifth banking day preceding the expiration date of the Offer; and (e) IXOS shall not have experienced any of the following material adverse changes: (i) loss of revenues exceeding 15%

of aggregate revenues in the first two quarters of the fiscal year ending June 30, 2004 as compared to the same period in the previous fiscal year, (ii) loss of total assets, excluding intangible assets, as of September 30, 2003 in the amount of 10,000,000 Euro or more, (iii) any liability of IXOS that must be accounted for in accordance with US GAAP in the amount of 10,000,000 Euro or more that does not result from the Offer and has not been previously disclosed or reserved for in IXOS’ published financial statements, or (iv) any obligation to file for insolvency.

Under the BCA, IXOS agrees that its management board will support the Offer as far as legally permissible under German law. IXOS further agrees to carry on its business in the ordinary course and subject to its obligations under German law, not to provide information to a third party, or entertain, solicit or encourage an offer from a third party, in connection with an acquisition of or investment in IXOS. Irrespective of any covenants or related breaches, the Offeror is entitled to a break-up fee if, after publishing the Offer in accordance with the BCA, a competing bidder initiates a superior tender offer and such offer is completed, resulting in a change of control at IXOS. The Offeror is also entitled to compensation up to a maximum amount for any breach by IXOS of the non-solicitation covenant which results in a competing tender offer or offer for the assets of IXOS by a third party prior to April 1, 2004, or if the Offeror terminates the BCA with cause and withdraws the Offer.

The BCA provides that Open Text will ensure that the Offeror is in a position to finance the Offer and is prepared to enable the Offeror to offer Common Shares and Warrants to IXOS Shareholders who elect such option over cash consideration. The BCA provides that the Offer is to be submitted for review and approval of the Bafin, the German securities regulatory authority.

Concurrent with the execution of the BCA, General Atlantic Partners (Bermuda), L.P., GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co. KG and GapStar, LLC executed a support letter dated October 20, 2003 addressed to Open Text (the “Support Letter”), pursuant to which, each of General Atlantic Partners (Bermuda), L.P., GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co. KG and GapStar, LLC agreed to (i) tender their IXOS Shares into the Offer and not to withdraw such before the expiration of the Offer period; (ii) avoid taking any action that would reduce the likelihood of success of the Offer; (iii) avoid encouraging or soliciting, in their capacity as shareholders of IXOS, offers competing with Open Text’s tender offer; and (iv) make a payment to the Company if (A) a competing offer is launched prior to or on March 1, 2004, (B) is consummated resulting in a majority of the Issuer’s share capital being acquired by a person other than the Company, and (C) the price per IXOS Share paid by such competing bidder exceeds 20% the value of the Common Share and Warrant consideration offered for each IXOS Share. In addition, each of General Atlantic Partners (Bermuda), L.P., GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co. KG and GapStar, LLC agreed in the Support Letter not to sell, assign, transfer or pledge (subject to certain exceptions) any of the Common Shares or Warrants they may receive under the Offer.

Approval of Resolution

Holders of Common Shares are being asked to vote to approve the issuance of up to 15,060,000 Common Shares pursuant to the Offer to acquire all of the IXOS Shares in the form of the resolution set out in Appendix “B” (the “IXOS Resolution”). To become effective, the IXOS Resolution must be approved by a majority of the votes cast at the Meeting by holders of Common Shares present in person or by proxy. Unless contrary instructions are given, the Common Shares represented by the enclosed proxy will be voted FOR the IXOS Resolution.

4.	Shareholder Proposal

The shareholders of the Company will be asked to consider the shareholder proposal set out in Appendix “A”, namely a proposal to require the Board of Directors to (1) make a greater effort to locate qualified women as candidates for nomination to the Board; (2) attempt to recruit qualified women to fill senior officer positions; (3) issue a public statement regarding gender diversity; and (4) provide shareholders with a report regarding gender diversity.

The Board of Directors recommends a vote against the shareholder proposal for the reasons set out in Appendix “A”. Unless contrary instructions are given, the Common Shares represented by the enclosed proxy will be voted AGAINST the shareholder proposal.

Other Matters

The Company knows of no other matters to be submitted to the shareholders at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent in accordance with their judgement on such matters.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation earned in the Company’s last three fiscal years by the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”):

	Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation(2) ($)	Securities Under Options/SARs Granted (#)	All Other Compensation ($)
P. Thomas Jenkins(1)	2003	287,570	232,220		8,871	200,000	—
Chief Executive Officer	2002	288,093	287,969	(3)	8,892	300,000	—
	2001	229,385	197,462		14,752	—	—

John Shackleton	2003	358,000	228,189		12,174	—	—
President	2002	330,000	88,224		16,229	—	—
	2001	315,000	128,892		13,219	—	—

Bill Forquer	2003	260,000	48,050		6,270	—	—
Executive Vice President, Marketing	2002	250,000	52,400		6,225	—	—
	2001	195,809	32,985		10,016	—	—

Michael Farrell	2003	220,000	176,000		342	—	—
Executive Vice President, Sales and Marketing	2002	200,000	86,480		281	—	—
	2001	187,500	60,680		255	—	—

Anik Ganguly	2003	195,000	95,450		215	—	—
Executive Vice President,	2002	180,000	87,350		151	—	—
Product Management	2001	170,000	54,550		142	20,000	—

Notes:

(1)	Mr. Jenkins’ remuneration is paid in Canadian dollars and has been converted to U.S. dollars for purposes of this table.

(2)	The amounts in “Other Annual Compensation” include pension and health benefits, car allowances and club memberships paid by the Company.

(3)	This represents the amount of bonus that was paid to Mr. Jenkins during fiscal 2002, including the amount of $197,462 that was earned during fiscal 2001 and which is reported in the above table as Mr. Jenkins’ bonus entitlement for fiscal 2001.

Stock Option Plans

1998 Stock Option Plan. On June 23, 1998, the Board of Directors adopted the Company’s 1998 Option Plan in conjunction with the Company’s listing on the TSX. The 1998 Option Plan complies both with TSX and Nasdaq listing requirements. A maximum of 5,600,000 Common Shares are reserved for issuance pursuant to the 1998 Option Plan. Under the 1998 Option Plan, non-transferable options to purchase Common Shares may be granted to all employees, directors, officers and persons providing services to the Company and its subsidiaries based on the eligibility criteria set forth in the 1998 Option Plan. The exercise price of any option to be granted under the 1998 Option Plan is determined by the Board of Directors, but shall not be less than the closing price of the Common Shares on the day immediately preceding the date of grant on the quotation system or stock exchange which had the greatest volume of trading of Common Shares. Options granted under the 1998 Option Plan may have a term of up to ten years.

No person may be granted options to purchase Common Shares under the 1998 Option Plan or receive Common Shares pursuant to any other share compensation arrangement exceeding 5% of the outstanding Common Shares. Grants of options to purchase Common Shares under the 1998 Option Plan or receipt of Common Shares pursuant to any other share compensation arrangement to insiders, taken together as a group, may not exceed 15% of the outstanding Common Shares. In addition, within any one-year period, no insider and such insider’s associates, may receive Common Shares issued pursuant to all share compensation arrangements exceeding 5% of the outstanding Common Shares.

The 1998 Option Plan is administered by the Compensation Committee, which has the authority, subject to the terms of the 1998 Option Plan, to approve the persons to whom options may be granted, the exercise price, the number of shares subject to each option, the time or times at which all or a portion of each option may be exercised and certain other provisions relating to each option, including vesting provisions.

Under the 1998 Option Plan, options vest over a period specified by the Board of Directors at the time of grant. The Board of Directors has established a four year vesting period for options granted to officers and employees under the 1998 Option Plan. The Board of Directors limits option grants to non-employee directors to an annual grant of options to acquire 12,000 Common Shares, which vest in full on the date of the next annual meeting of shareholders. If an option holder resigns or ceases to be an employee or director of the Company or ceases to be engaged by the Company, vested options held by such holder may be exercised prior to the 90th day following such occurrence. If an option holder ceases to be an employee or director of the Company or ceases to be engaged by the Company for cause or breach of duty, no options held by such holder may be exercised, and the option holder shall have no rights to any Common Shares in respect of such options following the date of notice of such cessation or termination, except in accordance with a written agreement with the Company.

With the approval of the 1998 Option Plan on June 23, 1998 by the Board, no further options have been or will be issued under any of the previous options plans of the Company, namely, the 1995 Flexible Stock Incentive Plan, the 1995 Supplementary Stock Option Plan and the 1995 Directors Stock Option Plan.

Summary of Outstanding Stock Options and Potential Issuances. As of October 31, 2003, options to purchase an aggregate of 5,817,330 Common Shares had been previously granted and are outstanding under all of the Company’s stock option plans exercisable at prices ranging from $0.08 to $20.00. Options to purchase 3,974,362 Common Shares were fully vested and the remaining options vest over the next four years.

Option Grants in Last Fiscal Year

The following table sets forth the options granted to the Named Executive Officers in the fiscal year ended June 30, 2003. The exercise price per share of each option was equal to the fair market value of the Common Shares on the trading day immediately preceding the grant date as determined by the Board of Directors of the Company, and the options became exercisable at the rate of 25% of the total option grant at the end of each of 4 annual periods from the date the options begin to vest. The Company did not grant any stock appreciation rights during fiscal 2003.

Name	Number of securities underlying options/SARs granted (#)	Percent of total options/SARs granted to employees in fiscal year	Exercise price ($/sh)	Expiration date
P. Thomas Jenkins	200,000	23.39%	$10.39	August 7, 2012
John Shackleton	—	—	—	—
Bill Forquer	—	—	—	—
Michael Farrell	—	—	—	—
Anik Ganguly	—	—	—	—

Aggregate Options Exercised in the Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth options exercised and the values of outstanding options for Common Shares held by each of the Named Executive Officers:

	Shares acquired on exercise (#)	Aggregate value received ($)	Number of Common Shares underlying outstanding Options at June 30, 2003		Value of unexercised in-the-money options at June 30, 2003(1) ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
P. Thomas Jenkins	—	—	399,000	425,000	3,198,375	752,625
John Shackleton	—	—	750,000	0	5,437,500	0
Bill Forquer	—	—	60,000	10,000	427,175	56,875
Michael Farrell	—	—	132,000	25,000	905,004	121,875
Anik Ganguly	—	—	75,000	15,000	476,138	45,600

Note:

(1)	Based on the closing price of the Company’s Common Shares on Nasdaq on June 30, 2003.

Report on Executive Compensation

Compensation Philosophy of the Compensation Committee

The Compensation Committee is responsible for making recommendations to the Board with respect to the compensation of the Chief Executive Officer and the other senior executives of the Company. The Committee may also provide guidance and supervision in regard to compensation packages offered other executives. In addition, the Committee approves for recommendation to the Board all proposed grants of stock options.

The objective of the Compensation Committee with respect to compensation for senior executives is to ensure compensation packages are designed and implemented to align compensation with key corporate business objectives and employee performance. Effective compensation plans allow the Company to attract and retain key executives. The compensation plans attempt to support both short-term and long-term goals of the Company. The emphasis on performance-based compensation enables the Company to attract and retain skilled and experienced executives that could be rewarded with above-average industry compensation if their performance produces superior results.

Components of Executive Compensation

Compensation programs for executive officers consist of three major components: salary and benefits, short-term incentives and long-term incentives. The compensation programs provide a balance between cash and stock-based compensation. A significant component of the cash based compensation is at risk and tied to performance goals of the Company. Depending on the individual in question and other circumstances, the Company places varying emphasis on the three components.

In order to attract and retain successful executives, base salaries are competitive and consistent with those being paid for positions of similar responsibility in companies of similar size in the industry. Salaries, including that of the Chief Executive Officer, are determined based on a review of the competitive marketplace and the particular skills, experience, responsibility and proven or expected performance of the individual in question.

The short-term incentive component of compensation consists of cash bonuses. Cash bonuses are awarded based primarily on the executive meeting pre-established corporate objectives tied to revenues, profits or other mission critical indicators approved by the Board, with discretion retained by the Committee to award a limited portion of an overall target bonus based on its assessment of an executive’s overall performance. The bonus plans are performance-oriented and provide an opportunity for superior performance to earn a superior bonus.

The long-term incentive component of compensation consists of stock-based incentives. The stock-based compensation is implemented through a Stock Option Plan. The purpose of the Stock Option Plan is to improve the Company’s long-term financial success by aligning the executives’ interests with those of the Company’s shareholders. Subject to the provisions of the Plan, the Compensation Committee approves to whom options are to be granted, the number of common shares to be optioned and the other terms and conditions of the stock option grant.

Compensation Recommendations for Fiscal 2003

In reviewing compensation of the Named Executive Officers in the year ended June 30, 2003, the Committee reviewed published compensation data for executives of Canadian and U.S. companies in the software industry, including the Company’s principal competitors. In addition, the Committee reviewed executive compensation data for Canadian and U.S. software companies obtained from a third party provider of compensation data in the technology sector.

In the fiscal year ended June 30, 2003, the compensation of the Chief Executive Officer of the Company was determined in accordance with the process and goals set out above. In particular, the Compensation Committee considered the range of compensation paid to chief executive officers of 12 software companies considered comparable by the Committee, which had annual revenues ranging from approximately $100,000,000 to $350,000,000. After a review of the data, it was the opinion of the Committee that an increase in the base salary of the Chief Executive Officer was warranted. With this increase a substantial portion of the Chief Executive Officer’s total compensation remains performance-based.

A target bonus of an aggregate of $266,268 was established for the Chief Executive Officer, with the amount payable determined by reference to pre-established objectives for operating profit and revenue of the Company approved by the Board and the Committee’s assessment of the executive’s overall performance. Based on the Company’s performance against these objectives and the Chief Executive Officer’s individual performance, a bonus award of $232,220 was recommended by the Committee for the year ended June 30, 2003.

The Committee recommended a grant of options to acquire 200,000 Common Shares be made to the Chief Executive Officer in accordance with its view that options represent an important long-term performance incentive. The grant of options recommended by the Committee was based on a review of the executive’s total compensation packages compared to those of comparable software companies.

The Compensation Committee reviewed the compensation of each of the Named Executive Officers other than the Chief Executive Officer through a process consistent with that followed in reviewing and developing its recommendation for the compensation of the Chief Executive Officer. The compensation of the Named Executive Officers for the fiscal year ended June 30, 2003 was approved by the Board in accordance with the recommendations of the Committee.

Report presented by the Compensation Committee:	Randy Fowlie, Chairman
Brian Jackman
David Johnston

Composition of the Compensation Committee

During fiscal 2003, the Compensation Committee was comprised of Messrs. Randy Fowlie (Chairman), Brian Jackman and David Johnston, all of whom are unrelated and independent directors. None of the members of the Compensation Committee have been or are an officer or employee of the Company. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more of the executive officers of the Company serving as a member of such entity’s board of directors.

Executive Officer Employment Agreements

The following is a brief description of the employment agreements entered into between the Company or its subsidiaries and each of the Named Executive Officers.

Effective July 1, 2002, the Company entered into a new employment agreement with P. Thomas Jenkins. The agreement provides for an annual base salary and for an annual performance bonus based upon revenue and earnings goals approved by the Board of Directors and other goals established by the Compensation Committee. The employment agreement provides that, upon termination without “just cause”, the Company will pay Mr. Jenkins a lump-sum severance payment equivalent to 18 months base salary and Mr. Jenkins will be entitled to continue to receive certain other employment benefits for the following 18 months. If Mr. Jenkins is terminated without “just cause” within 9 months following a change in control of the Company, the Company will also pay Mr. Jenkins a lump-sum amount of C $250,000.

Effective July 1, 2003, the Company entered into a new employment agreement with John Shackleton, which provides for an annual base salary and for an annual performance bonus upon the attainment of certain revenue, earnings and other financial goals approved by the Board of Directors and other goals established by the Chief Executive Officer and the Compensation Committee. The employment agreement provides that upon termination without “just cause”, the Company will pay Mr. Shackleton a lump-sum amount equivalent to 12 months base salary incentive payments calculated on a prorated basis up to the date of the termination and Mr. Shackleton will be entitled to continue to receive certain other employment benefits for the following 12 months. If Mr. Shackleton is terminated without “just cause” within 9 months following a change in control of the Company, the Company will pay Mr. Shackleton a lump-sum amount of $200,000 in addition to any severance payment to which he is entitled under the employment agreement.

Effective March 7, 2000, the Company entered into an employment agreement with Mike Farrell, which provides for an annual base salary and for an annual bonus upon the attainment of certain corporate, revenue, profit and other goals established from time to time.

Effective May 2001, the Company entered into an employment agreement with Bill Forquer, which provides for an annual base salary and for an annual bonus upon the attainment of certain corporate, revenue, profit and other goals established from time to time.

Effective December 1997, the Company entered into an employment agreement with Anik Ganguly, which provides for an annual base salary and for an annual bonus upon the attainment of certain corporate, revenue, profit and other goals established from time to time. The employment agreement provides that upon termination without cause, the Company will pay Mr. Ganguly severance payments in the amount of six months salary.

The Company has also entered into separate Non-Disclosure, Non-Competition and Intellectual Property Agreements with each of the Named Executive Officers.

Stock Performance Graph

The following graph compares the change in the Company’s cumulative total stockholder return in its Common Shares during the period from the Company’s initial public offering through June 30, 2003 with the cumulative total return on Nasdaq and the Internet Software and Services Index (referred to as the “MG Group Index”). The comparison assumes $100.00 was invested on June 30, 1998 in the Company’s Common Shares and in each of the foregoing indices and assumes reinvestment of dividends, if any.

COMPARE CUMULATIVE TOTAL RETURN

AMONG OPEN TEXT CORPORATION,

NASDAQ MARKET INDEX AND MG GROUP INDEX

	1998	1999	2000	2001	2002	2003
Open Text Corporation	100.00	200.00	143.33	156.47	130.73	188.67
MG Group Index	100.00	261.65	299.44	92.57	48.22	76.00
Nasdaq	100.00	140.14	210.86	116.77	79.21	88.08

Compensation of Directors

Directors who are salaried officers or employees of the Company receive no compensation for serving as directors. Non-employee directors of the Company receive an annual retainer fee of $10,000 and an additional $1,250 fee for each meeting attended, including committee meetings. Each committee chairman receives an annual retainer of $5,000. Option grants to directors are limited to an annual grant to non-employee directors of options to acquire 12,000 Common Shares. The Company reimburses all directors for any reasonable expenses incurred by them in their capacity as directors.

The Company maintains directors’ and officers’ liability insurance for its directors and officers. The current policy has an aggregate limit of $20,000,000 and runs for the period from March 31, 2003 to March 31, 2004. The Company paid a premium of $500,000 for this policy. Protection is provided to directors and officers for wrongful acts or omissions done or committed during the course of their duties as such. Under the insurance coverage the Company is reimbursed for payments which it is required or permitted to make to its directors and officers to indemnify them, subject to the following deductibles per loss: $1,000,000 for securities claims and $250,000 for other claims.

Certain Relationships and Related Transactions

During Fiscal 2003, Steve Sadler received $237,000 in consulting fees for assisting with acquisition activities.

Normal Course Issuer Bid

From November 2, 2002 to November 1, 2003, the Company repurchased for cancellation 87,000 of its outstanding Common Shares pursuant to its normal course issuer bid.

Indebtedness of Directors and Officers

Open Text does not grant loans to the directors and officers of the Company or their respective associates. During the year ended June 30, 2003, none of the directors or senior officers of the Company or their respective associates were indebted to the Company. As at November 1, 2003, there is no indebtedness owing to the Company by its directors and senior officers or their respective associates.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Company’s Board of Directors and senior management consider good corporate governance to be central to the effective and efficient operation of the Company. The following is a summary of the current system of corporate governance established by the Company.

One of the most significant corporate governance developments affecting the Company in the fiscal year ended June 30, 2003 was the U.S. Sarbanes-Oxley Act (“Sarbanes”), which became law on July 30, 2002. This legislation increases management accountability for violations of U.S. securities laws and amends U.S. securities laws pertaining to corporate disclosure and conflicts of interest. One important requirement of Sarbanes is the certification of financial and other information contained in the Company’s annual report by the Company’s chief executive officer and chief financial officer. Sarbanes has also mandated additional audit committee requirements, including enhanced independence criteria for audit committee members, pre-approval of permissible non-audit services to be performed by the Company’s external auditors, the establishment of procedures for the anonymous submission of complaints regarding the Company’s accounting practices and responsibility for the oversight of the Company’s external auditors. The Company has ensured and will continue to ensure that its practices are in accordance with Sarbanes as the various provisions of the Act become effective.

Mandate of the Board

The Board of Directors is responsible for the overall stewardship of the Company. The Board discharges this responsibility directly and through delegation of specific responsibilities to committees of the Board, the chairman and Lead Director, and officers of the Company.

Committee Structure

The Board of Directors currently has three committees, the Audit Committee, the Compensation Committee and the Corporate Governance Committee, each of which has a charter defining its responsibilities. The Board does not have an executive committee. All members of the Audit, Compensation and Corporate Governance Committees are unrelated and independent.

The Audit Committee, among other things, is responsible for engaging independent accountants to audit the Company’s financial statements, discusses the scope and results of the audit with the independent accountants, reviews with the Company’s executive officers and the independent accountants the Company’s interim and year-end operating results and the non-audit services to be performed by the independent accountants and considers the adequacy of the internal accounting controls and audit procedures of the Company. The members of the Audit Committee are Messrs. Fowlie, Olisa, Hoult and Slaunwhite (Chairman).

The Compensation Committee reviews and recommends the compensation arrangements for the executive officers of the Company and administers the Company’s stock option plans. The members of the Compensation Committee are Messrs. Jackman, Johnston and Fowlie (Chairman).

The Corporate Governance Committee reviews the Company’s corporate governance practices and recommends changes to the Board taking into account, among other things, the TSX Guidelines and the provisions of Sarbanes. The Corporate Governance Committee is responsible for assessing the effectiveness of the Board as a whole and the committees of the Board and ensures a peer evaluation of each director by each other director. The Corporate Governance Committee also has the mandate of identifying and recommending director candidates to the Board of Directors from time to time and establishing policies and procedures for identifying and recommending potential nominees for the Board of Directors. The members of the Corporate Governance Committee are Messrs. Fowlie, Slaunwhite and Johnston (Chairman).

Meetings of the Board

During the year ended June 30, 2003, the Board of Directors and its committees held the following number of meetings:

Board of Directors	14
Audit Committee	11
Compensation Committee	12
Corporate Governance Committee	5
Nominating Committee	2	(1)

Total number of meetings held	44

Note:

(1)	The Corporate Governance Committee assumed the duties of the Nominating Committee on December 12, 2002.

The attendance of each director and the committees of which he is a member was as follows:

Director	Board Meetings Attended	Committee Meetings Attended
P. Thomas Jenkins	13 of 13	N/A
Richard Black(1)	13 of 14	10 of 11
Randy Fowlie	14 of 14	28 of 28
Peter Hoult(2)	6 of 6	5 of 5
Brian Jackman(3)	6 of 6	5 of 5
David Johnston(4)	5 of 6	5 of 6
Ken Olisa(5)	11 of 14	9 of 10
Stephen Sadler	11 of 14	11 of 11
Michael Slaunwhite(6)	13 of 14	18 of 18
Paul Stoyan(7)	8 of 8	13 of 13
John Shackleton	11 of 13	N/A

(1)	Mr. Black stepped down as a member of the Audit Committee on August 13, 2002 and as a member of the Compensation Committee on December 12, 2002. He did not attend meetings after such dates.

(2)	Mr. Hoult joined the Board and became a member of the Audit Committee on December 12, 2002. He did not attend meetings prior to that date.

(3)	Mr. Jackman joined the Board and became a member of the Compensation Committee on December 12, 2002. He did not attend meetings prior to that date.

(4)	Mr. Johnston joined the Board and became a member of the Compensation Committee and Chairman of the Corporate Governance Committee on December 12, 2002. He did not attend meetings prior to that date.

(5)	Mr. Olisa stepped down as Chairman of the Compensation Committee effective July 12, 2002. He did not attend meetings after that date.

(6)	Mr. Slaunwhite stepped down as a member of the Compensation Committee on August 13, 2002. He did not attend meetings after that date.

(7)	Mr. Stoyan left the Board and stepped down as Chair of the Corporate Governance Committee on December 12, 2002. He did not attend meetings after that date.

TSX Guidelines

The TSX requires every listed company incorporated in Canada or a Province of Canada to disclose on an annual basis its approach to corporate governance with reference to the TSX’s guidelines for effective corporate governance (the “TSX Guidelines”). The TSX Guidelines, as well as proposed amendments and evolving best practices in corporate governance, are considered by the Board’s Corporate Governance Committee in the context of the Company’s objective in order to implement the most effective corporate governance policies and practices for the Company. As summarized below, the Company’s corporate governance policies and practices meet or exceed the TSX Guidelines:

Guideline 1:	The board should explicitly assume responsibility for the stewardship of the Company and specifically for the:

(a)	Adoption of a strategic planning process

On an ongoing basis, the Board of Directors reviews the business plan and financial goals of the Company as well as longer term strategic plans prepared and elaborated by management and, throughout the year, monitors the achievement of the objectives set. The Board frequently discusses the Company’s strategies and their implementation at meetings of the Board.

(b)	Identification of principal risks and implementation of appropriate risk management systems

The Audit Committee meets on a regular basis with Company management to review the Company’s risk management systems and management’s reports on principal business risks faced by the Company. These management reports, together with any comments or concerns of the Audit Committee are presented to the Board for its consideration and discussion.

(c)	Succession planning, including appointing, training and monitoring senior management

This responsibility for preparing a succession plan and for developing the Company’s senior management is assigned to the Corporate Governance Committee and is considered by the Board on a regular basis. The Corporate Governance Committee reports to the Board on organizational structure and succession planning matters.

(d)	Communications policy

The Company has established a disclosure committee consisting of the Chief Executive Officer, Chief Financial Officer, Secretary and Director, Investor Relations for the purpose of assisting the Company in meeting its objective of providing timely, consistent and credible dissemination of information, consistent with disclosure requirements. The Board had adopted a disclosure committee charter, and a disclosure policy governing the dissemination of information by the Company responsible for administering the dissemination of information in accordance with this policy. Specific responsibility for investor relations matters is assumed by the Chief Executive Officer, the Chief Financial Officer and the Director, Investor Relations.

(e)	Integrity of internal control and management information systems

The Company has a comprehensive system of internal controls aimed at ensuring reliability of financial records. The Board requires that management maintain adequate and effective internal control processes. The Board, through the Audit Committee, regularly assesses the integrity, adequacy and effectiveness of the internal controls and management information systems at meetings held with the external auditors, the Chief Financial Officer and other members of senior management. The Audit Committee has the ability to meet privately (or with management present, as determined by the Audit Committee) with the auditors to review their recommendations.

Open Text is actively working with internal and external resources to comply with the requirements of Sarbanes and the Company has developed a software product to assist corporations in this regard.

As required by Sarbanes, the Chief Executive Officer and Chief Financial Officer have provided certificates relating to the contents of the annual statutory reports and have evaluated and reported on the effectiveness of the Company’s internal controls and procedures.

Please also refer to “Statement of Corporate Governance Practices – Mandate of the Board”.

Guideline 2:	The majority of directors should be unrelated.

The Board of Directors is currently composed of ten members, seven of which are “unrelated directors” in accordance with the TSX Guidelines.

Guideline 3:	Disclose for each director whether he or she is related and how that conclusion was reached.

The TSX Guidelines recommend that a majority of directors of a listed corporation be “unrelated”. For purposes of the TSX Guidelines, an “unrelated director” is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholdings. A “related director” is a director who is not an “unrelated director”.

In determining whether a particular director is a “related director” or an “unrelated director”, the Board of Directors examined the factual circumstances of each individual in the context of the TSX Guidelines and obtained external legal advice. The Board of Directors is of the opinion that, during the fiscal year ended June 30, 2003, seven of the ten members of the Board of Directors were unrelated. P. Thomas Jenkins, the Chief Executive Officer of the Company, and John Shackleton, the President of the Company, are related directors by virtue of their respective management positions with the Company while Stephen Sadler is related by virtue of the remuneration which he received from the Company for consulting services rendered to the Company for assisting with acquisition activities. See “Certain Relationships and Related Transactions”.

The Corporate Governance Committee is responsible for considering, at least annually, the appropriate size of the Board. The number of directors to be elected at this year’s annual meeting is nine. In accordance with the TSX Guidelines, the Board will continue to be constituted with a majority of “unrelated” directors.

Guideline 4:	Appoint a committee responsible for proposing new nominees for appointment composed exclusively of outside directors, a majority of whom are unrelated.

The Corporate Governance Committee, all of the members of which are unrelated and independent, is responsible for establishing policies and procedures for identifying and selecting potential nominees for appointment to the Board.

Guideline 5:	Implement a process for assessing the effectiveness of the board, its committees and individual directors.

This responsibility is assigned to the Corporate Governance Committee, which requires each director to complete an annual written evaluation relating to their respective contribution to the Board and the performance of the Board, its committees and each of the other directors. The Corporate Governance Committee and the Chairman of the Board review the evaluations, summarize the findings and present the findings to the full Board. The Chairman of the Board or the Lead Director then reviews each director’s evaluation with the specific director.

Guideline 6:	Provide orientation and education programs for new directors.

This responsibility is assigned to the Corporate Governance Committee. The Corporate Governance Committee’s duties include ensuring the adequacy of the orientation and education program for new members of the Company’s Board of Directors. New members of the Board are provided with an orientation session which includes presentations by members of management concerning the Company’s business, products and technology. Background materials relating to the Company as well as a director’s legal obligations are provided to members of the Board upon first joining the Board of Directors, which materials are reviewed with the new member by the Chairman of the Board.

Guideline 7:	Consider size of board with a view to improving effectiveness.

The Corporate Governance Committee is responsible for assessing, at least annually, the effectiveness of the Board as a whole and the Committees of the Board. The Corporate Governance Committee is responsible for considering, at least annually, the appropriate size of the Board and its Committees.

Guideline 8:	Review the adequacy and form of compensation of directors in light of risks and responsibilities.

This responsibility is assigned to the Corporate Governance Committee. The Corporate Governance Committee’s mandate includes evaluating director compensation, recommending to the full Board the appropriate amount and form of director compensation and taking primary responsibility for ensuring that any payments to directors other than in their capacity as directors are fully and properly disclosed. Directors who are salaried officers or employees of the Company receive no compensation for serving as directors.

Guideline 9:	Board committees should generally be composed of outside directors, a majority of whom are unrelated.

Each of the Board of Directors’ committees is composed entirely of outside directors who are unrelated and independent.

Guideline 10:	Appoint a committee responsible for TSX corporate governance issues for compliance with the TSX Guidelines.

This responsibility is assigned to the Corporate Governance Committee.

Guideline 11:

(a)	Define limits to management’s responsibilities by developing mandates for the board and the CEO.

The mandate of the Board of Directors is discussed above (see “Statement of Corporate Governance Practices – Mandate of the Board”). The Board of Directors has developed a position description for the CEO and has charged management with the responsibility for the effective management of the Company within the strategic framework established by the Board with the principal objective of enhancing shareholder value.

The Board requires management to operate the business in such a way that the Company can both achieve its full current potential and create new opportunities. This results in maximum value for the Company’s shareholders. These goals are to be realized through a process of continuous review.

A policy has been implemented that requires Board approval for any action that is outside of the ordinary course of business or which involves a significant dollar amount or material impact on the Company. Due to the breadth of knowledge and experience among Board members, they are often consulted on a wide array of issues.

(b)	Board should approve the CEO’s corporate objectives.

Each year, the Board of Directors reviews and approves corporate objectives developed by management. The Compensation Committee recommends to the Board of Directors for approval the CEO’s annual compensation based on, among other things, performance against these objectives.

Guideline 12:	Establish procedures to enable the board to function independently of management.

The Board of Directors has concluded that adequate structures and processes are in place to permit it to function independently of management. While Mr. Jenkins acts as both Chairman and Chief Executive Officer of the Company, the Company has appointed Mr. Fowlie as its lead director, with responsibility to ensure that the Board discharges its responsibilities. The Board of Directors has developed a position description for the Lead Director, whose responsibilities include: assisting the Chairman in ensuring that the Board carries out its responsibilities effectively; assisting the Chairman in fulfilling his duties; and ensuring that the relationship between the Board and management is conducted in a professional and constructive manner. When appropriate, to ensure independence from management, any related director is requested to withdraw from meetings of the Board and similarly from any meetings of Board Committees to which they may be invited. The directors hold in camera sessions regularly without management directors present at each meeting of the Board.

Guideline 13:

(a)	The Audit Committee should have a specifically defined mandate.

The Board of Directors has adopted a Audit Committee Charter setting out the scope of the Audit Committee’s membership requirements and responsibilities.

(b)	All members of the Audit Committee should be outside directors.

All members of the Audit Committee are unrelated and independent.

Guideline 14:	Implement a system to enable individual directors to engage outside advisors at the Company’s expense.

Individual directors are entitled to engage independent counsel or advisors as considered appropriate at the expense of the Company with the prior approval by the Corporate Governance Committee or the Audit Committee.

General

Unless otherwise stated, information contained herein is given as of the date hereof. The contents and the sending of this Circular have been approved by the Board of Directors of the Company.

DATED as of the 11th day of November, 2003.

(signed) Sheldon Polansky

                Secretary

APPENDIX “A”

SHAREHOLDER PROPOSAL

The following shareholder proposal has been submitted to the Company by Real Assets Investment Management Inc. (“Real Assets”), Suite 801, 1166 Alberni Street, Vancouver, British Columbia, V6E 3Z3 for consideration at the Meeting. The proposal and the supporting statement of Real Assets are set out verbatim in italics below. The Company assumes no responsibility for the accuracy or validity of the statements contained in the proposal and supporting statement and therefore should not be considered to have validated or otherwise be in agreement with these statements. The Company’s statement in opposition is also set out below.

“WHEREAS:

Women comprise 50 percent of Canada’s workforce, own 25 percent of the nation’s businesses, and represent 50 percent of all customers. Women are not represented on Open Text’s Board of Directors, nor are they present amongst the ranks of the Company’s senior officers. We believe that corporate Boards of Directors and senior officer positions should be drawn from a broad pool of talent and expertise. We also believe that gender diversity on the board, and amongst the ranks of senior officers, enhance business performance by enabling a company to respond effectively to diverse customer needs.

If we are to successfully compete in an increasingly diverse global marketplace, we must promote and select individuals chosen from a broad spectrum of perspective and talent. As Sun Oil’s CEO Robert Campbell stated (Wall Street Journal, 8/12/96): “Often what a woman or minority person can bring to the board is some perspective a company has not had before – adding some modern-day reality to the deliberation process.”

According to a study of Standard and Poor’s 500 companies, those with the best history of hiring women and minorities earned average returns of 18.3 percent. Those ranking lowest earned an average return of 7.9 percent. The study concluded that companies with above-average returns were led by CEOs who had clearly and proactively advocated diversity. Moreover, a 19-year study of 215 Fortune 500 firms, conducted by Dr. Adler of Pepperdine University, shows a significant correlation between profitability and a strong record of promoting women into the executive suite. Three measures of profitability – profits as a percent of revenue, as a percent of assets, and as a percent of stockholder’s equity – were used to demonstrate that the 25 Fortune 500 firms with the best record of promoting women to high positions were between 18 and 69 percent more profitable than the median firms in their industries.

As investors, we therefore believe that the greater perspective provided by gender diversity at both the Board and senior officer level would further consolidate Open Text’s strong market position, and improve the quality of corporate decision-making. Further, we believe that Board and senior officer positions should reflect the people in the marketplace as well as the workforce if the company is going to remain competitive. We therefore urge Open Text to enlarge its search for qualified board members and senior officers.

THEREFORE BE IT RESOLVED that shareholders request:

That the Board of Directors makes a greater effort to locate qualified women as candidates for nomination to the board, and that the Board of Directors attempts to recruit qualified women that will fill senior officer positions. That the Board of Directors issue a public statement committing the company to a policy of board gender diversity, with a program of steps to be followed and a timeline during which the company is expected to move in that direction. That the Board of Directors provide to shareholders, at reasonable cost, a report by August 2004, which includes a description of:

a)	Efforts to encourage gender diversity on the board and amongst senior officers

b)	Criteria for board qualification and senior officer level positions.

c)	The process of selecting board nominees, and board committee members.

SUPPORTING STATEMENT

Dr. Jeffery Gandz from the Richard Ivey School of Business states, “Companies recognized for their diversity efforts such as Glaxo, Motorola, Xerox and General Mills experience an increase in investment returns and that supports the conjecture that being seen as a good corporate citizen is also profitable.” (A Business Case for Diversity, 2001)

No company today can afford to ignore diversity issues. Open Text’s recent acquisitions have given it a broad national and international presence. None of Open Text’s 8 board members or 5 senior officers is female. This leaves the company vulnerable to discrimination charges and undercuts Open Text’s market leadership. We further believe that the expanded perspectives of a board inclusive in its gender composition would improve the quality of corporate policy-making by reflecting the growing diversity of Open Text’s customers, suppliers, employees and shareholders.

As investors, we are concerned about the potential for adverse financial effects on Open Text and shareholder value due to the lack of female board members and senior officers. In Ontario, individuals claiming company discrimination practices can file a claim with the provincial Human Rights Commission. Open Text’s vulnerability in this area represents a significant risk to shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

The shareholder proposal relates to gender diversity, a matter that Open Text takes very seriously. The Company has gone to great lengths to attract and retain the most qualified individuals in a very competitive job market. Open Text makes no gender distinctions when nominating directors or when hiring and promoting its employees.

Open Text will consider any qualified individual as a potential candidate to sit on the Board of Directors or to fill senior management positions from time to time.

In light of Open Text’s gender diversity efforts, the Board of Directors does not believe that the constraints on recruitment that would result from this shareholder proposal are appropriate, or that a formal public statement or a report to shareholders regarding gender diversity would provide value to shareholders.

For these reasons, the Board of Directors and management of the Company recommend that shareholders vote AGAINST the shareholder proposal.

APPENDIX “B”

RESOLUTION OF THE SHAREHOLDERS

OF OPEN TEXT CORPORATION

APPROVAL OF ISSUANCE OF COMMON SHARES

IN CONNECTION WITH

IXOS TRANSACTION

BE IT RESOLVED THAT:

1.	The issuance of a maximum of up to 15,060,000 common shares in the capital of Open Text Corporation pursuant to the Offer (as defined in the Management Information Circular of Open Text Corporation in respect of the meeting of shareholders dated December 11, 2003) assuming that all shareholders of IXOS elect to receive Common Shares and Common Share purchase warrants of the Company rather than cash, is hereby approved.

2.	Any one officer or director of the Company be authorized to take such steps or execute such documents, whether or not under corporate seal, which are in his or her opinion necessary or advisable in order to give effect to this resolution.